Sports Direct International plc
Unit A, Brook Park, East Road
Shirebrook, Mansfield
NH20 8RY
UNITED KINGDOM
(Incorporated under the Companies Act 1985 and
registered in England and Wales with registered number 06035106)

June 28, 2007

Everlast Worldwide Inc.
1350 Broadway, Suite 2300
New York, NY 10018
UNITED STATES OF AMERICA

Re:	Guarantee

Ladies and Gentlemen:

1.    Reference is hereby made to that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Everlast Worldwide Inc., Brand Holdings Limited and EWI Acquisition, Inc. (the ‘‘Merger Agreement’’; any term used in this letter (this ‘‘Letter’’) without definition shall have the meaning set forth therein).

2.    In consideration of the Company entering into the Merger Agreement, Sports Direct International plc (the ‘‘Guarantor’’) hereby absolutely, unconditionally and irrevocably guarantees to the Company, the due and punctual performance and discharge of the payment obligations of Parent and Merger Sub under (a) Sections 3.01(a), 3.02(a) and 3.04(b) of the Merger Agreement (it being agreed and understood that any reference in this Letter to amounts to be paid to the Company (or like phrases), when referring to the amounts underlying the payment obligations in this clause (a), shall be automatically replaced with a corresponding reference to payment to (x) the Paying Agent in accordance with Article 3 of the Merger Agreement (in the case of Sections 3.01(a) and 3.02(a) of the Merger Agreement), it being further agreed and understood that in connection with the entering into of the paying agent agreement contemplated by Article 3 of the Merger Agreement, the Paying Agent shall acknowledge the terms of this Letter insofar as such terms relate to, or impose obligations on, it and (y) a holder of a Company Stock Award (in the case of Section 3.04(a) of the Merger Agreement)) and (b) Section 9.03(f) of the Merger Agreement (together, the ‘‘Obligations’’).

3.    The Company shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Company in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligations as if such payment had not been made. This is an unconditional guarantee of payment and not of collectibility.

4.    The Guarantor agrees that the Company may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent or Merger Sub, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company and Parent or Merger Sub without in any way impairing or affecting the Guarantor’s obligations under this Letter. The Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) any change in the corporate existence, structure or ownership of Parent or Merger Sub; (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Sub; (e) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent, Merger Sub or the Company, whether in connection with the Obligations or otherwise; or (f) the adequacy of any other means the Company may have of obtaining repayment of any of the Obligations. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Company. The Guarantor waives promptness, diligence, notice of the acceptance hereof and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to Parent, Merger Sub and Freshfields Bruckhaus Deringer in accordance with Section 10.02 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub, and all suretyship defenses generally (other than fraud or willful misconduct by the Company or any of its Subsidiaries, defenses to the payment of the Obligations that are available to Parent or Merger Sub under the Merger Agreement or breach by the Company of this Letter). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth herein are knowingly made in contemplation of such benefits.

5.    The Company hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against any Guarantor or any of its former, current or future directors, officers, agents, Affiliates (other than Parent or Merger Sub) or employees, or against any of the former, current or future general or limited partners, members, managers or stockholders of the Guarantor or any Affiliate thereof (other than Parent or Merger Sub) or against directors, officers, agents, Affiliates, general or limited partners, members, managers or stockholders of any of the foregoing (other than Parent or Merger Sub), except for claims against the Guarantor under this Letter, and the Guarantor hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any proceedings asserting that this Letter is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Letter or any other agreement entered into in connection herewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Letter shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations and all other amounts payable under this Letter, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Letter, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable hereunder thereafter arising. Notwithstanding anything to the contrary contained herein, the Company hereby agrees that to the extent Parent and Merger Sub are relieved of their payment obligations under (a) Sections 3.01(a), 3.02(a) or 3.04(a) of the Merger Agreement or (b) Section 9.03(f) of the Merger Agreement, the Guarantor shall be similarly relieved of its obligations hereunder.

6.    No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any, right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Company or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

7.    The Guarantor hereby represents and warrants that:

(a)    the execution, delivery and performance of this Letter have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s memorandum and articles of association or any Law, Order or contractual restriction binding on the Guarantor or its assets;

(b)    all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Letter by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Letter by the Guarantor;

(c)    this Letter constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws, affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d)    the Guarantor has the financial capacity to pay and perform its obligations hereunder, and all funds necessary for the Guarantor to fulfill its obligations hereunder shall be available to the Guarantor (or its assignee pursuant to Section 8) for so long as this instrument shall remain in effect in accordance with Section 10.

8.    Neither the Guarantor nor the Company may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Company (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Company) and any assignment without such consent shall be null and void.

9.    All notices and other communications hereunder shall be in writing and shall be deemed given (a) in person, (b) by an internationally recognized next-day courier service (specifying the soonest practicable delivery time and date), (c) by registered or certified mail (postage prepaid, return receipt requested) or (d) by facsimile transmission, when transmitted and receipt of transmittal is confirmed. All notices hereunder shall be delivered to the locations set forth below or to such other person or address or facsimile number as a party shall specify by notice in writing to the other party. All such notices shall only be duly given and effective upon receipt (or refusal of receipt).

(i)	if to the Company, to it at:

Everlast Worldwide Inc.
1350 Broadway
Suite 2300
New York, NY 10018
Attention: Seth Horowitz
Facsimile: +1 212 239 4261

with a copy (which shall not constitute notice) to:

Olshan Grundman Frome
Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attention: Robert H. Friedman, Esq.
Facsimile: +1 (212) 451-2222

(ii)	if to the Guarantor, to it at:

Sports Direct International plc
Unit A, Brook Park, East Road
Shirebrook, Mansfield
NH20 8RY
UNITED KINGDOM
Attention: Company Secretary
Facsimile: +44 870 731 9137

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer
65 Fleet Street
London, EC4Y 1HS
UNITED KINGDOM
Attention: Chris Mort
Attention: Sarah MurphyFax :+44 207 832 7001

Freshfields Bruckhaus Deringer LLP
520 Madison Avenue, 34th Floor
New York, NY 10022
UNITED STATES OF AMERICA
Attention: Matthew F. Herman, Esq.
Fax: +1 212 277 4001

10.    This Letter shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the Obligations are satisfied in full. Notwithstanding the foregoing, this Letter shall terminate and the Guarantor shall have no further obligations hereunder as of the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms by mutual consent of the parties or under circumstances in which Parent and Merger Sub would not be obligated to make any payments under Section 9.03(f) of the Merger Agreement and (iii) the first anniversary of any termination of the Merger Agreement in accordance with its terms under circumstances in which Parent and Merger Sub would be obligated to make any payments under Section 9.03(f) of the Merger Agreement if the Company has not presented a claim for payment of any Obligation of Parent and Merger Sub or the Guarantor by such first anniversary (it being agreed and understood that Obligations contemplated by clause (a) of the definition thereof shall terminate upon any termination of the Merger Agreement). Notwithstanding the foregoing, in the event that the Company or any of its Affiliates asserts in any litigation or other proceeding that the provisions of this Section 10 or Section 11 are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Guarantor or any Affiliates of the Guarantor with respect to the transactions contemplated by the Merger Agreement other than liability of the Guarantor hereunder, then (i) the obligations of the Guarantor hereunder shall terminate ab initio and be null and void, (ii) if the Guarantor has previously made any payments hereunder, the Company shall pay to the Guarantor on demand, and the Guarantor shall be entitled to recover such payments, and (iii) neither the Guarantor nor any Affiliate of any Guarantor shall have any liability to the Company with respect to the transactions contemplated by the Merger Agreement or under this Letter; provided that if the Guarantor asserts in any litigation or other proceeding that this Letter is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law), then, to the extent the Company prevails in such litigation or proceeding, the Guarantor shall pay on demand all reasonable fees and out of pocket expenses of the Company in connection with such litigation or proceeding.

11.    The Company, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no person other than the Guarantor shall have any obligation hereunder and that no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, agent, Affiliate (other than Parent or Merger Sub) or employee of the Guarantor, against any former, current or future general or limited partner, member, manager or stockholder of the Guarantor or any Affiliate thereof (other than Parent or Merger Sub) or against any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing (other than Parent or Merger Sub), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law. The Company acknowledges and agrees that Merger Sub has no assets and that no funds are expected to be contributed to Merger Sub unless the Closing occurs. The Company further agrees that neither it nor any of its Affiliates have any right of recovery against the Guarantor or any of its former, current or future directors, officers, agents, Affiliates (other than Parent or Merger Sub), general or limited partners, members, managers or stockholders through Parent or Merger Sub or otherwise, whether by piercing of the corporate veil, by a claim on behalf of Parent or Merger Sub against the Guarantor or Parent’s stockholders or Affiliates, or otherwise, except for the rights hereunder. Recourse against the Guarantor hereunder shall be the exclusive remedy of the Company and its Affiliates against the Guarantor and any of its former, current or future directors, officers, agents, Affiliates, general or limited partners, members or stockholders in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. The Company hereby covenants and agrees that it shall not institute, and it shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any of its former, current or future directors, officers, agents, Affiliates (other than Parent or Merger Sub), general or limited partners, members, managers or stockholders except for claims against the Guarantor hereunder. Except as contemplated under Section 8, nothing set forth in this Letter shall affect or be construed to confer or give any person other than the Guarantor and the Company (including any person acting in a representative capacity) any rights or remedies against any person.

12.    Whenever the words ‘‘include’’, ‘‘includes’’ or ‘‘including’’ are used in this Guarantee, they shall be deemed to be followed by the words ‘‘without limitation’’. The words ‘‘hereof’’, ‘‘herein’’, ‘‘hereby’’ and ‘‘hereunder’’ and words of similar import when used in this Letter shall refer to this Letter as a whole and not to any particular provision hereof.

13.    This Letter shall be construed in accordance with, and this Letter and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Letter shall be governed by, the law of the State of New York. Each of the Guarantor and the Company hereby (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York in the event any dispute arises out of this Letter or any of the transactions contemplated by this Letter, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Letter or any of the transactions contemplated hereby in any court other than such courts sitting in the Borough of Manhattan of The City of New York. Each party hereby irrevocably consents to the service of process in the manner provided for notices in Section 9 of this Letter (provided that nothing in this Letter will affect the right of any party to serve process in any other manner permitted by applicable law).

14.    EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15.    This Letter may be executed and delivered (including by facsimile or PDF transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,
SPORTS DIRECT INTERNATIONAL PLC
By:	/s/ Robert Mellors
Name: Robert Mellors Title: Group Financial Director
Agreed and accepted as of the date first written above:
EVERLAST WORLDWISE INC.
By:	/s/ Seth Horowitz
Name: Seth Horowitz Title: President and CEO